UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Aspen Technology, Inc.
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ASPEN TECHNOLOGY, INC.
SUPPLEMENT TO PROXY STATEMENT FOR
2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 29, 2021

The following information relates to the definitive proxy statement of Aspen Technology, Inc. filed on December 9, 2020 with the Securities and Exchange Commission, and as supplemented on December 30, 2020, in connection with the 2020 Annual Meeting of Shareholders to be held exclusively via live audio webcast on January 29, 2021 at 9:00 a.m., Eastern Time. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meanings ascribed to them in the Proxy Statement. The information contained in this Supplement modifies and supersedes any inconsistent information contained in the Proxy Statement, as supplemented to date.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, AS SUPPLEMENTED TO DATE.

Except as supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement, as previously supplemented, remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement and the previous supplement to the Proxy Statement. This Supplement will also be made available through the “Investor Relations” section of our website located at www.aspentech.com and with our current proxy materials at www.proxyvote.com.

We are providing this supplemental disclosure to our shareholders to disclose, in response to comments made by Institutional Shareholder Services, additional details about specific compensation-related feedback received from stockholders.

SUPPLEMENTAL INFORMATION

Stockholder Engagement

At our annual meeting on December 12, 2019, 34% of the votes were cast in favor of our fiscal year 2019 “say on pay” proposal. As a result of the low level of support on “say on pay,” the compensation committee, with the support of management, conducted an extensive outreach effort by writing to stockholders collectively holding approximately 80% of our outstanding shares of common stock to invite those stockholders to discuss our policies with the chair of our compensation committee and provide their feedback. Nine stockholders, which held 15.56% of our shares (referred to as the “responding stockholders”) accepted our invitation. Six of the responding stockholders, owners of 13.75% of our shares (and 88.3% of the total shares held by responding stockholders), voted in favor of our “say on pay” proposal. Three of the responding stockholders, owners of 1.81% of our shares, voted against our “say on pay” proposal. The chair of the compensation committee had discussions with representatives of each of the responding stockholders. We have included in the disclosure below, in response to comments made by Institutional Shareholder Services, additional details about specific compensation-related feedback received from responding stockholders during those discussions.

In our discussions with the responding stockholders, we received mostly favorable feedback about our compensation programs, which was consistent with the positive votes received from this group with respect to our “say on pay” proposal. Responding investors’ favorable feedback included the general policy of giving management or portfolio companies wide latitude in compensation matters, support for the performance-based long term incentive plan based on its “one-off” status, general satisfaction with the investment and our policies and the statement that, had there been a concern on compensation, the stockholder would have reached out to us.

Concerns expressed most commonly by responding stockholders related to two items: (1) our longstanding policy of paying up to 25% of the annual bonus incentive at mid-year; and (2) our performance-based long-term incentive program introduced at the beginning of fiscal year 2019. Our compensation committee has responded and addressed these concerns directly as set forth below.

(1) We heard a concern from certain responding stockholders that mid-year bonus payouts made in respect of half-year performance could result in individuals receiving payments that were not earned if the company were to underperform for the full fiscal year. We continue to believe that paying up to 25% of annual incentive compensation at mid-year strikes a fair balance of rewarding performance, while also incenting our executives and employees to continue to work at the highest levels of their individual abilities in support of achieving company-wide operating and strategic objectives. However, we took seriously the concerns raised by certain responding stockholders in respect of this existing structure, and, in response to that feedback, have introduced a claw back provision beginning in fiscal year 2021. Under this provision, if mid-year payments are made and we underachieve the plan metrics for the full year, each participant will be required to repay to us the amount by which his or her mid-year payment exceeded the total amount the participant would have otherwise received for the year.

(2) During our outreach, certain responding stockholders also discussed the one-time performance-based long‑term incentive program we had introduced at the beginning of fiscal year 2019. This one-time program was intended to incent the executive management team to achieve double-digit growth in annual spend and corporate incentive plan goals within a two- to three-year period, and to enhance the retention of the executive management team for such period and beyond. Certain of the responding stockholders expressed concerns that (a) the potential payout under the program was too high for certain executives, (b) the potential two-year period of time within which awards could have begun to vest was too short, and (c) the program should have used performance metrics other than, or in addition to, annual spend and free cash flow, the metrics used in our executive bonus plans. At the time the performance targets under our long-term incentive program were established, we believed the targets were difficult to achieve, which was subsequently evidenced by the fact that the targets were not achieved. Because the targets of the program were not 100% achieved, all the performance-based awards issued in connection with this one-time program were forfeited as of June 30, 2020 and no participants received any benefit under the program. The compensation committee took into consideration the concerns raised by the responding stockholders and, accordingly, has determined not to initiate a new or modified program and has no current plans for a similar program.

No other compensation-related issues were raised by responding stockholders owning more than 1% of our outstanding shares. One responding stockholder suggested that we consider the use of performance-based restricted stock awards, rather than stock options. Two responding stockholders indicated that, in their view, quarterly equity vesting is not the best practice. The compensation committee has, and will continue to, take these points under advisement.

The annual meeting is scheduled to take place on January 29, 2021. The Board of Directors recommends a vote in favor of all proposals.

Except as specifically set forth above, this Supplement does not modify or update any other disclosures presented in the Proxy Statement or the previous supplement to the Proxy Statement. In addition, this Supplement does not reflect any other events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. This Supplement should be read in conjunction with the Proxy Statement and the previous supplement to the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented to date and as further supplemented hereby.

If you have already properly submitted your proxy and would like to change your vote, you may revoke your proxy before it is voted at the annual meeting by:

•Submitting another properly completed proxy card with a later date.

•Granting a subsequent proxy by telephone or through the Internet.

•Sending a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730; or

•Attending virtually and voting at the annual meeting. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
Held on January 29, 2021 at www.virtualshareholdermeeting.com/AZPN2020:

The Supplement, Proxy Statement, previous supplement to Proxy Statement, form of proxy card and 2020 Annual Report to Stockholders are available at www.aspentech.com, as well as at www.proxyvote.com.